Exhibit 14.1

BIOVENTRIX, INC.

CODE OF ETHICS

1. Introduction

The Board of Directors of BioVentrix, Inc. (the “Company”) has adopted this code of ethics (the “Code”), which is applicable to all directors, officers, and employees of the Company, with the intent to:

●	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	promote the full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

●	promote compliance with applicable governmental laws, rules, and regulations;

●	deter wrongdoing; and

●	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Company’s Board of Directors. In this Code, references to the “Company” include, in appropriate context, the Company’s subsidiaries.

2. Honest, Ethical and Fair Conduct

Each director, officer, and employee of the Company owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair, and candid. Deceit, dishonesty, and subordination of the Company’s interests to personal interests are inconsistent with integrity. Service to the Company should never be subordinated to personal gain or advantage.

Each director, officer, and employee of the Company must:

●	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests.

●	Observe all applicable governmental laws, rules, and regulations.

●	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data.

●	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

●	Deal fairly with the Company’s customers, users, suppliers, competitors, and employees.

●	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

●	Protect the assets (including intangible assets) of the Company and ensure their proper use.

●	Refrain from taking for themselves personally opportunities that are discovered through the use of corporate assets and refrain from using corporate assets, information, or position for general personal gain outside the scope of employment with the Company.

●	Avoid conflicts of interest, wherever possible, except under guidelines or resolutions approved by the Board of Directors (or the appropriate committee of the Board). Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to a member of his or her family or a close relative. Examples of conflict of interest situations include, but are not limited to, the following:

●	any significant ownership interest in any supplier or customer;

●	any consulting or employment relationship with any customer, supplier, or competitor;

●	any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

●	the receipt of any money, non-nominal gifts, or excessive entertainment from any company with which the Company has current or prospective business dealings;

●	being in the position of supervising, reviewing, or having any influence on the job evaluation, pay, or benefit of any close relative;

●	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell; and

●	any other circumstance, event, relationship, or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

3. Disclosure

The Company strives to ensure that the contents of and the disclosures in public communications and in the reports and documents that the Company files with the SEC shall be full, fair, accurate, timely, and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each director, officer, and employee of the Company must:

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations, and other governmental officials, as appropriate; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each director, officer, and employee of the Company must promptly bring to the attention of the Chairman of the Audit Committee of the Company’s Board of Directors any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules, and regulations. It is the personal responsibility of each director, officer, and employee of the Company to, and each director, officer, and employee of the Company must, adhere to the standards and restrictions imposed by those laws, rules, and regulations, including those relating to accounting and auditing matters.

5. Reporting and Accountability

The Board of Directors or Audit Committee of the Company is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board of Directors or Audit Committee promptly. Failure to do so is itself a breach of this Code.

Specifically, each director, officer, and employee of the Company must:

●	Notify the Audit Committee promptly of any existing or potential violation of this Code.

●	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

●	The Board of Directors or Audit Committee will take all appropriate action to investigate any breaches reported to it.

●	If the Audit Committee determines by majority decision that a breach has occurred, it will inform the Board of Directors.

●	Upon being notified that a breach has occurred, the Board by majority decision will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or the Company’s counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment, or, in any manner, discrimination against such person in terms and conditions of employment.

6. Waivers and Amendments

Any waiver or implicit waiver (each as defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Company’s Board of Directors of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative, or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers, or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

8. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Company’s Secretary.

PROVISIONS FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law. In addition to the Code, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

1. Act with honesty and integrity, avoiding actual or apparent conflicts between personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2. Disclose to the Board (and the Chief Executive Officer in the case of a senior financial officer) any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

3. Perform responsibilities with a view to causing periodic reports and documents filed with or submitted to the SEC and all other public communications made by the Company to contain information that is accurate, complete, fair, objective, relevant, timely and understandable, including full review of all annual and quarterly reports.

4. Comply with laws, rules and regulations of federal, state and local governments applicable to the Company and with the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

5. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised or subordinated.

6. Respect the confidentiality of information acquired in the course of performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose any such information; not use confidential information acquired in the course of performing his or her responsibilities for personal advantage.

7. Share knowledge and maintain skills important and relevant to the needs of the Company, its stockholders and other constituencies and the general public.

8. Proactively promote ethical behavior among subordinates and peers in his or her work environment and community.

9. Use and control all corporate assets and resources employed by or entrusted to him or her in a responsible manner.

10. Not use corporate information, corporate assets, corporate opportunities or his or her position with the Company for personal gain; not compete directly or indirectly with the Company.

11. Comply in all respects with the Company’s Code.

12. Advance the Company’s legitimate interests when the opportunity arises.

The Board will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Any officer who violates this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

Any request for a waiver of any provision of this Code must be in writing and addressed to the Chairman of the Board. Any waiver of this Code will be disclosed promptly on Form 8-K or any other means approved by the SEC.

It is the policy of the Company that each officer covered by this Code shall acknowledge and certify to the foregoing annually and file a copy of such certification with the Chairman of the Board of Directors.

OFFICER’S CERTIFICATION

I have read and understand the foregoing Code. I hereby certify that I am in compliance with the foregoing Code and I will comply with the Code in the future. I understand that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

By:

Dated:

Name:

Title: